Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

June 30, 2009

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of IGI Laboratories, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers up to 3,515,500 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), 400,000 of which may be issued by the Company pursuant to the IGI Laboratories Inc. 1998 Directors Stock Plan (the “Directors Stock Plan”), 1,300,000 of which may be issued by the Company pursuant to the IGI Laboratories Inc. 1999 Director Stock Option Plan (the “Director Stock Option Plan”) and 1,815,500 of which may be issued by the Company pursuant to the IGI Laboratories Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”, and together with the Directors Stock Plan and the Director Stock Option Plan, the “Plans”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Plans, and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect as of the date hereof.   We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

/s/ PEPPER HAMILTON LLP PEPPER HAMILTON LLP